Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Everside Health Group, Inc.

We consent to the use of our report dated May 14, 2021, with respect to the consolidated financial statements of Everside Health Group, Inc., included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Denver, Colorado

August 27, 2021